Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Announces Offering of $100 Million

of Convertible Senior Unsecured Notes

NEWPORT BEACH, Calif. – September 28, 2005 – The TriZetto Group, Inc. (Nasdaq: TZIX) today announced that it is offering $100 million of convertible senior unsecured notes due 2025 to qualified institutional buyers in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The company expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $15 million of the notes, solely to cover over allotments.

The notes, which will pay interest semi-annually, will be convertible upon the occurrence of specified events into cash, shares of TriZetto common stock, or a combination of cash and shares of common stock, at TriZetto’s option.

TriZetto expects to use the net proceeds from the offering for the purchase, concurrently with the offering of the notes, of up to 1 million shares of TriZetto’s outstanding common stock (including shares to be sold by purchasers of the notes in “short” sales), and the remaining proceeds for future acquisitions, working capital and other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties, including, but not limited to, market conditions and the price and market for the securities being offered.

About TriZetto

TriZetto serves the payer market, which is comprised primarily of national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company offers a broad portfolio of information technology products, including software, services and consulting, which healthcare payers utilize to improve their business processes and capitalize on new opportunities emerging from the consumerization of the healthcare industry. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

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Contacts:	Investors:	Media:
	Brad Samson	Audrey McDill
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mcdill@trizetto.com